IRREVOCABLE LIMITED DURABLE POWER OF ATTORNEY

Know All Men By These Presents, which are intended to constitute an Irrevocable Limited Durable Power Of Attorney, under the laws of the State of Delaware, that:

ARTICLE 1.  I, Thomas C. Lund, hereby appoints John B. Story, as my Attorney-In-Fact to act in my name, place and stead, which appointment is to be irrevocable and coupled with an interest, in any way which I myself could do if I were personally present with respect to the matters enumerated in Article 2, below.

ARTICLE 2.  I, hereby authorize my Agent to carry out, take any action, execute and deliver any instrument that the Agent may deem necessary or advisable to fulfill my reporting obligations as a holder of Direct Insite Corp. (the “Company”) stock. Without limiting the generality of the foregoing, the Agent shall have the right and power to sign my name to any Form 3, 4, or 5 and/or Schedule 13D and/or 13G and file such forms with the United States Security and Exchange Commission and any stock exchange or similar authority.

ARTICLE 3.  I will not question the sufficiency of any instrument executed by my said Agent pursuant to this power notwithstanding that the instrument fails to recite the consideration therefore or recites merely a nominal consideration; any person dealing with the subject matter of such instrument may do so as if full consideration therefor had been expressed therein.

ARTICLE 4.  To induce any third party to act hereunder, I hereby agree that any third party receiving a duly executed copy or facsimile of this instrument may act hereunder, and that revocation or termination hereof shall be ineffective as to such third party unless and until actual notice of knowledge of such revocation or termination shall have been received by such third party, and for myself and for my heirs, executors, legal representatives and assigns, hereby agree to indemnify and hold harmless any such third party from and against any and all claims that may arise against such third party by reason of such third party having relied on the provisions of this instrument.

ARTICLE 5.  My Agent shall NOT be entitled to compensation for services rendered as agent under this Power of Attorney.

ARTICLE 6.  If, for any reason, any provisions of this Power of Attorney is determined not to be legally valid in any regard, or if such provision is determined not to conform to the requirements of the applicable provisions of Delaware Law, I direct that such provision be deemed severable and that all other provisions be deemed binding and effective, and that each provision nonetheless be honored to the fullest extent possible by my Agent, and others as the expression of my will.

ARTICLE 7.  This Power of Attorney will be governed by the laws of the State of Delaware without regard for conflicts of laws principles, and is intended to be valid in all jurisdictions of the United States of America and all foreign nations. Unless specifically stated otherwise herein, the execution and delivery of this Power of Attorney is not intended to and does not, revoke any prior proxies or powers of attorney.

ARTICLE 8.  I have not required the Agent to provide his sample signature.

ARTICLE 9.  This Power of Attorney shall take effect immediately on its execution. This Power of Attorney shall continue to be effective even if I become disabled, incapacitated, or incompetent, until revoked by me in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, I have hereunto signed my name this 22 day of June, 2011.

/s/ Thomas C. Lund
Thomas C. Lund